Luby's Updates FY 2012 Guidance and Provides Initial Guidance for Fiscal Year 2013

HOUSTON, Aug. 30, 2012 /PRNewswire/ -- Luby's, Inc. (NYSE: LUB) ("Luby's") announced today that its fiscal 2012 diluted earnings per share are expected to be on the high end of the Company's previous guidance range of $0.18 to $0.21, due to sales consistent with our expectations and successful management of costs.

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Luby's believes that it will report restaurant sales of approximately $324 million for its fiscal year ended August 29, 2012, at the top end of its guidance range of $321 million and $324 million. Its same store sales are anticipated to be approximately 2.3%, exceeding its guidance of 1.5% and 2.0%.

Luby's also announced that during fiscal 2012, Luby's opened one Luby's cafeterias, three Fuddruckers, as well as six Fuddruckers franchises.

Chris Pappas, President and CEO, remarked, "We are pleased that our fiscal year 2012 results exceeded our expectation. During the fiscal year, we focused on enhancing our local marketing efforts, as well as reviewed and enhanced our operating procedures. We are well-positioned to continue to generate strong results and grow our restaurant base in our fiscal 2013."

Guidance for Fiscal 2013

Luby's is also providing revenue and earnings guidance for fiscal 2013. Luby's anticipates earnings per diluted share will grow to $0.27 to $0.30 in fiscal 2013, due to sales growth and continued margin expansion. Luby's expects that its same store sales for its fiscal 2013 will increase 0.5% to 1.5% and that its restaurant sales will be in the range of $332M to $335M. Luby's will continue to expand its geographic footprint and anticipates opening one to two cafeterias in 2013. It also expects to open three to five Fuddruckers.

Chris Pappas, President and CEO, added, "We anticipate that fiscal year 2013 will be an exciting period for our organization with continued same store sales growth and margin expansion. We will also escalate our development of new locations. As always, we will continue to provide our customers with high quality made from scratch cooking and customer service. Although we remain cautious due to the sluggish economy, we believe we are well positioned to produce solid earnings and cash flow at anticipated same store sales growth levels."

Profitability is contingent on same store sales growth as well as effective management of expenses. Luby's continues to remain cautious about the general economic environment and its impact on customer traffic, which could affect fiscal year 2013 results.

About Luby's

Luby's, Inc. operates restaurants under the brands Luby's Cafeteria and Fuddruckers and provides food service management through its Luby's Culinary Services division. The company-operated restaurants include 93 Luby's cafeterias, 59 Fuddruckers restaurants, three Koo Koo Roo Chicken Bistros, and one Bob Luby's Seafood Grill. Its 93 Luby's cafeterias are located throughout Texas and other states. Its Fuddruckers restaurants include 59 company-operated locations and 124 franchises across the United States (including Puerto Rico), Canada, and Mexico. Luby's Culinary Services provides food service management to 19 sites consisting of healthcare, higher education and corporate dining locations.

This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical fact, are "forward-looking statements" for purposes of these provisions, including the statements under the caption "Outlook" and any other statements regarding scheduled openings of units, scheduled closures of units, sales of assets, expected proceeds from the sale of assets, expected levels of capital expenditures, effects of food commodity costs, the expected financial impact of Fuddruckers restaurants, anticipated financial results in future periods and expectations of industry conditions.

The Company cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the Company. The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause the Company's actual results to differ materially from the expectations the Company describes in its "forward-looking statements": general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of the Company's business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in the Company's annual reports on Form 10-K and quarterly reports on Form 10-Q.

For additional information contact:
DRG&L / 713-529-6600
Ken Dennard / Sheila Stuewe
Investor Relations